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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 SCHEDULE 13E-4
                         ISSUER TENDER OFFER STATEMENT
                      (PURSUANT TO SECTION 13(e)(1) OF THE
                        SECURITIES EXCHANGE ACT OF 1934)
                            ------------------------

                           APPALACHIAN POWER COMPANY
                                (NAME OF ISSUER)

                     AMERICAN ELECTRIC POWER COMPANY, INC.
                       (NAME OF PERSON FILING STATEMENT)

                       TITLE                                              CUSIP
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
  Appalachian Power Company, Cumulative Preferred
                        Stock
                 -- 4-1/2% Series                                      037735 10 7
                  -- 5.90% Series                                      037735 84 2
                  -- 5.92% Series                                      037735 85 9
                  -- 6.85% Series                                      037735 83 4
                  -- 7.80% Series                                      037735 86 7

                         (TITLE OF CLASS OF SECURITIES)
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                                ARMANDO A. PENA
                                   TREASURER
                     AMERICAN ELECTRIC POWER COMPANY, INC.
                               1 RIVERSIDE PLAZA
                              COLUMBUS, OHIO 43215
                                 (614) 223-1000
            (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED
               TO RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF
                          THE PERSON FILING STATEMENT)

                                JANUARY 30, 1997
                    (DATE TENDER OFFER FIRST PUBLISHED, SENT
                         OR GIVEN TO SECURITY HOLDERS)

                           CALCULATION OF FILING FEE

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              TRANSACTION VALUATION*                  AMOUNT OF FILING FEE
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
                   $219,815,000                              $43,963
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


* Solely for purposes of calculating the filing fee and computed pursuant to
  Section 13(e)(3) of the Securities Exchange Act of 1934, as amended, and Rule 0-11(b)(1) thereunder, the transaction value equals the total amount of funds, excluding fees and other expenses, required to purchase all outstanding shares of each class of securities listed above pursuant to the Offer described in the Offer to Purchase and Proxy Statement filed as an Exhibit hereto.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid:
                        --------------------------------------------------------
Form or Registration No.:
                          ------------------------------------------------------
Filing Party:
              ------------------------------------------------------------------
Date Filed:
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

ITEM 1.  SECURITY AND ISSUER.

     (a) The name of the issuer is Appalachian Power Company ("APCo"), 40 Franklin Road S.W., Roanoke, Virginia 24022.

     (b) Incorporated herein by reference to the information appearing on the front cover of the Offer to Purchase and Proxy Statement, and to the information appearing under the captions "Terms of the Offer -- Number of Shares; Purchase Prices; Expiration Date; Dividends" and "Transactions and Agreements Concerning the Shares" in the Offer to Purchase and Proxy Statement.

     (c) Incorporated herein by reference to the information appearing under the caption "Price Range of Shares; Dividends" in the Offer to Purchase and Proxy Statement.

     (d) American Electric Power Company, Inc., a New York corporation ("American"), is the person filing this Statement and is the parent holding company of APCo. American's principal office is at 1 Riverside Plaza, Columbus, Ohio 43215.

ITEM 2.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     (a) Incorporated herein by reference to the information appearing under the caption "Source and Amount of Funds" in the Offer to Purchase and Proxy Statement.

     (b) Incorporated herein by reference to the information appearing under the caption "Source and Amount of Funds" in the Offer to Purchase and Proxy Statement.

ITEM 3. PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS OF THE ISSUER OR AFFILIATE.

     Incorporated herein by reference to the information appearing under the caption "Purpose of the Offer; Certain Effects of the Offer" in the Offer to Purchase and Proxy Statement.

ITEM 4.  INTEREST IN SECURITIES OF THE ISSUER.

     Incorporated herein by reference to the information appearing under the caption "Transactions and Agreements Concerning the Shares" in the Offer to Purchase and Proxy Statement.

ITEM 5. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE ISSUER'S SECURITIES.

     Incorporated herein by reference to the information appearing under the caption "Transactions and Agreements Concerning the Shares" in the Offer to Purchase and Proxy Statement.

ITEM 6.  PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

     Incorporated herein by reference to the information appearing under the caption "Fees and Expenses Paid to Dealers" in the Offer to Purchase and Proxy Statement.

ITEM 7.  FINANCIAL INFORMATION.

     (a) Incorporated herein by reference to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 1995 of APCo and the Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 1996 and September 30, 1995 of APCo, and to the information appearing under the caption "Summary of Consolidated Financial Information" in the Offer to Purchase and Proxy Statement.

     (b) Not applicable.

ITEM 8.  ADDITIONAL INFORMATION.

     (a) Not applicable.

     (b) Incorporated herein by reference to the information appearing under the caption "Terms of the Offer -- Certain Conditions of the Offer" in the Offer to Purchase and Proxy Statement.

     (c) Incorporated herein by reference to the information appearing under the caption "Purpose of the Offer; Certain Effects of the Offer" in the Offer to Purchase and Proxy Statement.

     (d) Not applicable.

     (e) See Exhibits 99.(a)(1) and 99.(a)(2).

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.

EXHIBIT NO.                                      DESCRIPTION
-----------   ---------------------------------------------------------------------------------
99. (a) (1)   Offer to Purchase and Proxy Statement, dated January 30, 1997.
99. (a) (2)   Letter of Transmittal for each series of securities.
99. (a) (3)   Notice of Guaranteed Delivery.
99. (a) (4)   Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.
99. (a) (5)   Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies
              and other Nominees.
99. (a) (6)   Summary Simplified Instructions.
99. (a) (7)   Summary Advertisement, dated January 30, 1997.
99. (a) (8)   Letter to Shareholders, dated January 30, 1997.
99. (a) (9)   Press Release, dated January 29, 1997.
99. (b)       Not applicable.
99. (c)       Not applicable.
99. (d)       Tax Opinion of Simpson Thacher & Bartlett
99. (e)       Not applicable.
99. (f)       Not applicable.

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 29, 1997

                                          American Electric Power Company, Inc.

                                          By: /S/ ARMANDO A. PENA
                                            ------------------------------------
                                            Armando A. Pena
                                            Treasurer

                                 EXHIBIT INDEX


                                                                                                  SEQUENTIALLY
                                                                                                    NUMBERED
EXHIBIT NO.                                      DESCRIPTION                                          PAGE
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
99. (a) (1)   Offer to Purchase and Proxy Statement, dated January 30, 1997.
99. (a) (2)   Letter of Transmittal for each series of securities.
99. (a) (3)   Notice of Guaranteed Delivery.
99. (a) (4)   Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.
99. (a) (5)   Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies
              and other Nominees.
99. (a) (6)   Summary Simplified Instructions.
99. (a) (7)   Summary Advertisement, dated January 30, 1997.
99. (a) (8)   Letter to Shareholders, dated January 30, 1997.
99. (a) (9)   Press Release, dated January 29, 1997.
99. (b)       Not applicable.
99. (c)       Not applicable.
99. (d)       Tax Opinion of Simpson Thacher & Bartlett
99. (e)       Not applicable.
99. (f)       Not applicable.